Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-150817

PROSPECTUS

400,000 Shares

Common Stock

This prospectus relates to the disposition, from time to time, of up to 400,000 shares of common stock, par value $0.0001 per share, of Bakers Footwear Group, Inc. by the holders of these shares named in this prospectus, whom we refer to as the “selling shareholders,” and their transferees. We will not receive any of the proceeds from the disposition of the shares offered hereby by the selling shareholders.

Our common stock is included in the Nasdaq Global Market under the symbol “BKRS.” As of May 5, 2008, the closing price of our common stock was $1.96 per share. Our executive offices are located at 2815 Scott Avenue, St. Louis, Missouri 63103 and our telephone number is (314) 621-0699.

________________

This investment involves a high degree of risk.

See “Cautionary Statement Regarding Forward-Looking Statements

and Certain Risks” beginning on Page 2.

________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The selling shareholders or their transferees may offer and sell the shares held by them or interests therein at fixed prices, at market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices in accordance with the plan of distribution described in this prospectus.

We will not receive any of the proceeds from the sale of the shares, but we have agreed to bear the expenses of registration of the shares under Federal and state securities laws. See “Use of Proceeds,” “Selling Shareholders” and “Plan of Distribution.”

The selling shareholders identified in this prospectus and any agents or broker-dealers that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commissions received by them and any profit on the resale of the shares may be deemed to be an underwriting commission or discount under the Securities Act.

________________

The date of this prospectus is May 21, 2008

TABLE OF CONTENTS

Cautionary Statement Regarding Forward-Looking Statements and Certain Risks	2
About This Prospectus	2
Where You Can Find More Information	3
Incorporation of Certain Documents by Reference	3
Information About Bakers Footwear Group, Inc.	4
The Offering	5
Use of Proceeds	5
Selling Shareholders	5
Description of Capital Stock	6
Anti-Takeover Effects of Some Provisions	9
Plan of Distribution	11
Legal Matters	13
Experts	13

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

AND CERTAIN RISKS

This prospectus and our Annual Report on Form 10-K contain, and our other periodic reports and public disclosures may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks and uncertainties or other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. The words “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates” and similar expressions are intended to identify forward-looking statements. You should not place undue reliance on those statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after such dates. You should read this prospectus and the risks described in our Annual Report on Form 10-K and our other public reports completely and with the understanding that our actual results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

These risks, uncertainties and other factors, including the risk factors described in our Annual Report on Form 10-K and in our other periodic reports, and those set forth below, may cause our actual results, performances or achievements to be materially different from those expressed or implied by our forward-looking statements:

•	our ability to identify and respond to changing consumer fashion preferences;

•	our susceptibility to operating losses;

•	our inability to obtain necessary liquidity to operate our business as desired;

•	the accuracy of our estimates regarding our capital requirements and needs for additional financing;

•	our expectations regarding future financial results or performance;

•	the execution of our business strategy;

•	any of our other plans, objectives, expectations and intentions contained in this prospectus that are not historical facts; and

•	changes in general economic and business conditions.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement, which shall encompass any amendments thereto, that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” utilizing a “shelf” registration process. This prospectus does not contain all of the information set forth in the registration statement and the related exhibits and schedules. Some portions of the registration statement, and the related exhibits and schedules, are omitted as permitted by the SEC. Statements made in this prospectus, or incorporated herein by reference, about the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to any such contract, agreement or other document filed as an exhibit to the registration statement, we refer you to the exhibit itself for a more complete description of the matter involved.

You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of these documents. This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. These securities are offered subject to prior sale, acceptance, and rejection of any offer to purchase. The offering is also subject to withdrawal or cancellation without notice.

We urge you to read this entire prospectus carefully including the “Cautionary Statement Regarding Forward-Looking Statements and Certain Risks” section, which begins on page 2, our financial statements and the notes to those statements and other information incorporated herein by reference. An investment in these shares involves a high degree of risk. When this prospectus uses the words “Company,” “we,” “us” or “our,” these words refer to Bakers Footwear Group, Inc., unless the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934. As a result, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Here are ways you can review and obtain copies of this information:

What Is Available	Where to Get It
Paper copies of information	SEC’s Public Reference Room
100 F. Street, N.E.
Washington, D.C. 20549

On-line information, free of charge	SEC’s Internet website at
http://www.sec.gov
Information about the SEC’s Public Reference Rooms	Call the SEC at 1-800-SEC-0330

We have filed with the SEC a registration statement under the Securities Act of 1933 that registers the distribution of these securities. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus. You can get a copy of the registration statement, at prescribed rates, from the sources listed above.

We intend to furnish our shareholders with annual reports containing audited financial statements and an opinion on the audited financial statements expressed by independent registered public accountants. We also intend to furnish other reports as we may determine or as required by law.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by other information that is included in or incorporated by reference into this document.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC (File No. 000-50563). These documents contain important information about us.

•	Our Annual Report on Form 10-K for the fiscal year ended February 2, 2008.

•

Our Current Reports on Form 8-K filed with the SEC on February 4, 2008, March 17, 2008 and May 9, 2008 (other than the portions of those reports set forth under Items 2.02 or 7.01 of Form 8-K or other information “furnished” to the SEC).

•

The description of our common stock contained in our Registration Statement on Form 8-A dated and filed on January 30, 2004 pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendments or reports filed for purposes of updating such descriptions.

We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC) between May 9, 2008, the date we filed the registration statement to which this prospectus relates, and the termination of the offering of the securities. These documents may include periodic reports, like Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as Proxy Statements. Any material that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC.

For purposes of the Registration Statement of which this prospectus is part, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement of which this prospectus is part.

You can obtain any of the documents incorporated by reference in this prospectus from the SEC on its website (http://www.sec.gov). You can also obtain these documents from us, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address:

Investor Relations

Bakers Footwear Group, Inc.

2815 Scott Avenue

St. Louis, Missouri 63103

(314) 621-0699

(314) 641-0390 (fax)

INFORMATION ABOUT BAKERS FOOTWEAR GROUP, INC.

We are a national, mall-based, specialty retailer of distinctive footwear and accessories targeting young women who demand quality fashion products. We sell both private label and national brand dress, casual and sport shoes, boots, sandals and accessories. We strive to create a fun, exciting and fashion oriented customer experience through an attractive store environment and an enthusiastic, well-trained sales force. Our buying teams constantly modify our product offerings to reflect widely accepted fashion trends. We strive to be the store of choice for young women between the ages of 16 and 35 who seek quality, fashionable footwear at an affordable price. We provide a high energy, fun shopping experience and attentive, personal service primarily in highly visible fashion mall locations. Our goal is to position Bakers as the fashion footwear merchandise authority for young women.

As of May 3, 2008, we operated a total of 249 stores, including 27 stores in the Wild Pair format. The Bakers stores target young women between the ages of 16 and 35. We believe this target customer is in a growing demographic segment, is extremely appearance conscious and spends a high percentage of disposable income on footwear, accessories and apparel. The Wild Pair chain offers edgier, faster fashion-forward footwear that reflects the attitude and lifestyles of both women and men between the ages of 17 and 29. As a result of carrying a greater proportion of national brands, Wild Pair has somewhat higher average prices than our Bakers stores.

Our company was founded in 1926 and acquired in 1997 principally by our current chief executive officer, Peter Edison. In June 1999, we teamed with the then existing management of Bakers, a footwear retailer created in 1924 by Edison Brothers Stores, Inc., to purchase selected assets of the Bakers and Wild Pair chains, including approximately 200 store locations and merchandise inventory from Edison Brothers. We refer to this acquisition as the Bakers acquisition. In February 2004, we consummated our initial public offering.

On February 4, 2008, we consummated a $7.5 million subordinated secured term loan with an accredited investor lender affiliated with Private Equity Management Group, Inc., the arranger and administrative agent of the loan. In connection with the term loan we issued 350,000 shares of our common stock to Private Equity Management Group, Inc. On May 9, 2008 we entered into an amendment to our subordinated secured term loan. As consideration for the amendment, we issued 50,000 additional shares of our common stock to Private Equity Management Group, Inc. The 400,000 total shares of common stock that were issued to Private Equity Management Group, Inc. are the shares being offered by this prospectus.

We are incorporated under the laws of the State of Missouri. Our executive offices are located at 2815 Scott Avenue, St. Louis, Missouri 63103 and our telephone number is (314) 621-0699. Information on the retail website for our Bakers stores, www.bakersshoes.com, is not part of this prospectus. Bakers(TM) and Wild Pair(R) are trademarks of ours in the United States. In addition, we currently have several applications pending with the United States Patent and Trademark Office for additional registrations.

THE OFFERING

Common Stock Offered by the Selling Shareholders for Resale to the Public	400,000 shares(1)

Common Stock Outstanding After the Offering as of May 9, 2008	7,055,856 shares(1)

Price per Share to the Public	Market price at time of resale

Proceeds to Us Raised by the Offering	None(2)

Risk Factors	This offering involves a high degree of risk. For more
information, please see “Risk Factors” under Item 1,
Business, in our Annual Report on Form 10-K and other
risks described herein and in our periodic reports.

Nasdaq Global Market Symbol	“BKRS”

__________

(1)

As of May 9, 2008, excludes 4,719 shares issuable upon exercise of outstanding fully vested employee stock options at an exercise price of $0.01 per share and 900,008 shares underlying options with a weighted average exercise price of $7.78.

(2)	We will not receive any of the proceeds of the securities offered by this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the disposition of the shares covered by this prospectus or interests therein. The selling shareholders, some of whom may be deemed to be our affiliates, will receive all of the proceeds from any dispositions. We have agreed to pay the expenses of registration for the selling shareholders under Federal and state securities laws. The selling shareholders must pay any expenses or commissions incurred in connection with the disposition of their shares.

SELLING SHAREHOLDERS

The following table sets forth certain information, as of May 9, 2008 concerning the beneficial ownership of our common stock for the selling shareholders and the shares being offered by this prospectus. Except as otherwise indicated below, each of the entities or persons named in the table has sole voting and investment power with respect to all shares of common stock beneficially owned by him, her or it.

On February 4, 2008, we consummated a $7.5 million three-year subordinated secured term loan with Private Equity Management Group, Inc., which we refer to as “PEM”, as arranger and administrative agent on behalf of the lender, and an affiliate of PEM, as the lender, pursuant to a Second Lien Credit Agreement, which we refer to as the “Loan Agreement”, dated February 1, 2008. We paid PEM an advisory fee of $300,000 and PEM’s costs and expenses in connection with the entry into the loan. As additional consideration for the loan, PEM received 350,000 shares of our common stock. PEM is the initial selling shareholder referred to in this prospectus. Below is additional information regarding the loan and our arrangements with PEM. Please refer to our Current Reports on Form 8-K filed on February 4, 2008 and May 9, 2008, which are incorporated herein by reference, for additional information.

The loan is subordinate to the Company’s loan with Bank of America, N.A., the Company’s senior lender, but it is senior to the Company’s $4 million in aggregate principal amount of subordinated convertible debentures due 2012. Holders of those debentures, including our directors Scott Schnuck and Andrew Baur, an entity affiliated with Mr. Baur and our advisory directors, Bernard Edison and Julian Edison, consented to the loan transaction. We are generally required to pay interest (15% per annum) and principal on the loan in monthly installments. We also have broad obligations to indemnify, and pay the fees and expenses of PEM and the lender in connection with the Loan. Under the Loan Agreement, we are permitted to prepay the loan, subject to prepayment penalties which range between 3% and 1% of the aggregate principal balance of the loan. We are also required to make prepayments in certain circumstances. The Loan Agreement contains financial covenants which require the Company to maintain specified levels of tangible net worth and adjusted EBITDA (both as defined in the Loan Agreement) each fiscal quarter and annual limits on capital expenditures, and other restrictive covenants, including covenants that restrict our ability to incur additional indebtedness, effect certain transactions, and to pay dividends (other than in the form of common stock dividends), as well as covenants that limit transactions with affiliates and prohibit a change of control (as defined in the Loan Agreement). Upon the occurrence of an event of default under the Loan Agreement, the Lender will be entitled to acceleration of the debt plus all accrued and unpaid interest, with the interest rate increasing to 17.5% per annum. The Loan Agreement generally provides for customary events of default, including failure to make required payments, to observe or perform certain covenants or agreements and includes cross-default provisions generally relating to certain other debt obligations.

On May 9, 2008 we entered into an amendment to our subordinated secured term which modified our first quarter 2008 minimum adjusted EBITDA financial covenant, deferred principal payments until September 1, 2008 and re-amortized the remaining principal payments. As consideration for the amendment, we issued 50,000 additional shares of our common stock to PEM. The amendment also modified the terms of the registration rights agreement (described below) by adding the 50,000 additional shares to our registration obligations and by changing the date on which we are required to file the registration statement, of which this prospectus is a part, until May 12, 2008. The 400,000 shares of common stock that were issued to PEM in connection with the term loan and the amendment thereto are the shares being offered by this prospectus.

We also entered into a registration rights agreement with PEM in respect of the shares offered by this prospectus. Under the amended registration rights agreement, we were required to file the registration statement, of which this prospectus is part, relating to the shares with the SEC by May 12, 2008. We were also required to have the registration statement declared effective by the SEC within 120 days after February 1, 2008. If we did not meet these deadlines, or if the registration statement ceases to be effective for more than 60 days per year or more than 30 consecutive calendar days or if our common stock ceases to be traded on an eligible market as required, then we must generally pay PEM liquidated damages in an amount equal to 2% of the value of the registrable shares remaining (based on an aggregate value of $1,096,000) for each 30 day period (prorated for partial periods). We are required to use our reasonable best efforts to keep the registration statement continuously effective, subject to certain exceptions, until the earlier of all of the registrable securities being sold or ceasing to be registrable under the agreement, or February 1, 2010. We are required to pay all costs of preparing, filing and maintaining the effectiveness of the registration statement. We also have certain other ongoing obligations, including providing PEM specified notices and certain information, indemnifying PEM for certain liabilities and using reasonable best efforts to timely file all required filings with the SEC and make and keep current public information about us.

	Number of Shares of Common Stock Beneficially	Number of Shares of Common Stock	Number of Shares Remaining if	Approximate Percentage of Outstanding Shares of Common Stock
Name and Address(1)	Owned Prior to the Offering(1)	Offered Hereby	All Offered Shares Sold	Before This Offering	After This Offering
Private Equity Management Group, Inc.(2)	400,000	400,000	—	5.67%	—

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(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities.
(2)

Includes 350,000 shares of our common stock held by Private Equity Management Group, Inc. acquired upon the consummation of our private placement and as additional consideration in connection with our loan transaction on February 4, 2008. Also includes 50,000 shares of our common stock held by Private Equity Management Group, Inc. acquired upon the execution of an amendment to our term loan and as additional consideration for the amendment. Private Equity Management Group, Inc. has eight shareholders but none are majority shareholders. The shareholders, acting together by majority vote, may be deemed to have the power to vote or direct the vote, and the power to dispose or to direct the disposition of, the securities held by Private Equity Management Group, Inc., and thus have beneficial ownership of those securities. The shareholders disclaim beneficial ownership of the securities. The business address of this entity is 1 Park Plaza, Suite 550, Irvine, California 92614. The information in this footnote is primarily based on information provided to us.

DESCRIPTION OF CAPITAL STOCK

This description of our capital stock refers to and incorporates various terms of our restated articles of incorporation, as our shareholders have adopted them, and of our restated bylaws. Copies of forms of these documents have been filed as exhibits to the registration statement of which this prospectus is a part. Since the terms of our restated articles of incorporation and bylaws may differ from the general information we are providing, you should only rely on the actual provisions of those documents, instead of a summary description of the material terms. If you would like to read our articles of incorporation and/or our bylaws, forms of these documents are on file with the SEC or you may request a copy of either document (or of both documents) from us. Our common stock has been included in the Nasdaq Global Market since February 5, 2004 under the symbol “BKRS.”

Authorized Capital Stock

Under our articles of incorporation, we have the authority to issue 45,000,000 shares of stock, of which 5,000,000 shares are shares of par value $0.0001 per share preferred stock, and 40,000,000 shares are shares of par value $0.0001 per share common stock. Our shareholders have also authorized us to issue preferred stock as discussed below. As of May 9, 2008, we had 7,055,856 shares of common stock and no shares of preferred stock outstanding.

Common Stock

The holders of our common stock are entitled to one vote for each share held of record on the applicable record date on all matters voted on by our shareholders, including elections of directors and, except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of common stock exclusively possess all voting power. Our articles do not provide for cumulative voting in the election of directors or any preemptive rights to purchase or subscribe for any stock or other securities, and there are no redemption or sinking fund provisions with respect to our common stock. There are no conversion rights with respect to our common stock. Subject to any preferential rights of any outstanding series of preferred stock created by our board from time to time, the holders of our common stock on the applicable record date will be entitled to dividends as may be declared from time to time by our board of directors from funds available therefor, and upon liquidation will be entitled to receive pro rata all of our assets available for distribution to these holders.

Our articles of incorporation and our bylaws contain certain provisions which may have the effect of discouraging certain types of transactions that involve an actual or threatened change of control of Bakers. For more information on these provisions, please see “Anti-Takeover Effects of Some Provisions.”

Preferred Stock

Our board of directors has the authority to establish and issue shares of preferred stock in one or more series and to determine by resolution, with respect to any series of preferred stock, the voting powers (which may be full, limited or eliminated), designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including liquidation preferences, dividend rates, conversion rights and redemption provisions, without any further vote or action by our shareholders. Any shares of preferred stock so authorized and issued could have priority over our common stock with respect to dividend and/or liquidation rights.

Shares Reserved for Options, Warrants and Performance Shares

As of May 3, 2008, options to purchase 904,726 shares of our common stock are outstanding under the Bakers Footwear Group, Inc. 2003 Stock Option Plan, which we refer to as the “2003 Plan.” Of these options, 4,718 are fully vested and exercisable at an exercise price of $0.01 per share and 900,008 are exercisable at a weighted average conversion price of $7.78. The options generally vest over vesting periods determined by the Company, which recently have been either three or five years. Generally, all options must be exercised during their term and before an optionee terminates employment, with certain exceptions. Accelerated vesting also generally occurs upon death or a change of control (as defined in the plan).

As of May 3, 2008, a total of 250,000 shares of our common stock are available under our Bakers Footwear Group, Inc. 2005 Incentive Compensation Plan, which we refer to as the “2005 Plan.” The 2005 Plan generally provides for performance share awards, restricted stock awards, awards based in stock other than performance share awards or restricted stock awards and long-term incentive awards. An award of performance shares represents the right to receive shares of common stock (or equivalent value) if specified performance objectives are achieved and the holder generally is continuously employed by the Company. However, our compensation committee may make a full, pro-rata, or no share distribution as it may determine, to a participant whose employment terminates on account of death, disability, retirement or otherwise prior to the time the participant is entitled to receive distribution in respect of performance share awards. In the event of a change of control (as defined in the awards), participants then holding such awards are entitled to receive the performance shares (or equivalent value), free of any conditions and as if the specified performance periods had elapsed and the performance objectives had been fully achieved. As of May 3, 2008, performance shares relating to a maximum of 152,376 shares of common stock have been granted and remain outstanding. These performance shares are contingent upon the achievement of performance objectives relating to compound annual growth rate in net sales and return on average assets for the three year periods ending in fiscal year 2008 and 2009. On October 3, 2007, we issued 69,000 restricted stock awards under the plan. As of May 3, 2008, all of these restricted shares remain outstanding. The restricted stock fully vests on the fifth anniversary of the grant date, or October 3, 2012. However, our compensation committee retains the discretion to vest, in full, pro-rata or not at all, restricted stock awards upon death, disability, retirement or otherwise.

In connection with our initial public offering, we issued to the representatives of the underwriters and their designees warrants to purchase up to 216,000 shares of our common stock, subject to customary anti-dilution adjustments, at an exercise price equal to $12.7875 per share. As of May 3, 2008, warrants to purchase up to 121,500 shares of our common stock remain unexercised. The warrant holders may exercise the warrants at any time during the four-year period commencing on February 10, 2005. The warrant holders are entitled to receive, at any time and from time to time, shares of our common stock under a cashless exercise provision based on the value of the warrants at the time of exercise. We are obligated to register the shares underlying these warrants and have other obligations to the representatives of the underwriters pursuant to the Representatives’ Warrant Agreement.

Under the Representatives’ Warrant Agreement, we are required for a period of five years after February 10, 2004, (i) at the request of a majority of the warrant holders, to use our best efforts to file one registration statement, at our expense, covering the sale of the shares of common stock underlying the warrants and (ii) at the request of any holders of warrants, to file additional registration statements covering the shares of common stock underlying the warrants at the expense of those holders. We are required to maintain the effectiveness of any demand registration statement for up to nine consecutive months. In addition, we are required to include the shares of common stock underlying the warrants in any appropriate registration statement we file during the six years following the consummation of our initial public offering.

In connection with our private placement in April 2005, we issued, to the investors and the placement agent in the offering, warrants to purchase 250,000 shares and 125,000 shares, respectively, of our common stock, subject to anti-dilution adjustments, at an exercise price of $10.18 per share. As of May 3, 2008 warrants to purchase up to 137,500 and 125,000, respectively, remain outstanding. The warrants issued in the private placement generally are exercisable at any time beginning October 5, 2005 until April 8, 2010. We generally have the right to call the warrants issued in April 2005 to the investors, but not the placement agent, at a redemption price equal to $0.01 per share in the event that the closing bid price of our common stock equals or exceeds $25.00 per share for any 20 consecutive trading days commencing after the registration statement relating to the shares is effective. Under the terms of the investor warrants, we are required to exercise such right within one business day immediately following the end of any such 20 day trading period. The private placement warrant holders are entitled to receive shares of our common stock under a cashless exercise provision equal to the value of the warrants if the required registration statement has not been declared effective by April 8, 2006, or if sales of such shares cannot be made for any reason, subject to limited exceptions. The cashless exercise provision of the warrants issued to the placement agent is generally available to the placement agent and not subject to restrictions. We are obligated to register the shares issued and underlying the warrants issued in the private placement and have other obligations to the investors and the placement agent pursuant to a Registration Rights Agreement dated April 8, 2005. We are obligated to use commercially reasonable efforts to have the registration statement declared effective as soon as practicable and generally will be obligated to keep the required registration statement effective for up to three years after the closing of the private placement. We also have certain other ongoing obligations, including providing the investors specified notices and certain information and indemnifying the investors and the placement agent for certain liabilities. Our potential liability with respect to liquidated damages for the shares issued in connection with our April 2005 private placement has ended.

Shares Issuable Upon Conversion of Our $4 Million in Aggregate Principal Amount of Subordinated Convertible Debentures

On June 26, 2007, we issued $4 million in aggregate principal amount of subordinated unsecured convertible debentures, which we refer to as the “Debentures”. The Debentures are non-amortizing and bear interest at a rate of 9.5% per annum, payable semi-annually on each June 30 and December 31, beginning December 31, 2007 and mature on June 30, 2012. Investors included corporate directors Andrew N. Baur and Scott C. Schnuck, an entity affiliated with Mr. Baur, and advisory directors Bernard A. Edison and Julian Edison.

The Debentures are convertible into shares of common stock at any time. The initial conversion price was $9.00 per share. The conversion price, and thus the number of shares into which the Debentures are convertible, is subject to anti-dilution and other adjustments. If we distribute any assets (other than ordinary cash dividends), then generally each holder is entitled to receive a like amount of such distributed property. In the event of a merger, consolidation, sale of substantially all of our assets, or reclassification or compulsory share exchange, then upon any subsequent conversion each holder will have the right to either the same property as it would have otherwise been entitled or cash in an amount equal to 100% principal amount of the Debenture, plus interest and any other amounts owed. The Debentures also contain a weighted average conversion price adjustment generally for future issuances, at prices less than the then current conversion price, of common stock or securities convertible into, or options to purchase, shares of common stock, excluding generally currently outstanding options, warrants or performance shares and any future issuances or deemed issuances pursuant to any properly authorized equity compensation plans. In accordance with rules of the Nasdaq, the Debentures contain limitations on the number of shares issuable pursuant to the Debentures regardless of how low the conversion price may be, including limitations generally requiring that the conversion price not be less than $8.10 per share for Debentures issued to advisory directors, corporate directors or the entity affiliated with Mr. Baur, that we do not issue common stock amounting to more than 19.99% of our common stock in the transaction or such that following conversion, the total number of shares beneficially owned by each holder does not exceed 19.999% of our common stock. These limitations may be removed with shareholder approval.

On February 4, 2008, in connection with our issuance of 350,000 shares of common stock in connection with a loan transaction, which are the subject of this prospectus, the weighted average conversion price adjustment on the Debentures was triggered, lowing the conversion price to $8.64. On May 9, 2008, in connection with our issuance of 50,000 shares of common stock in connection with an amendment to our loan, the weighted average conversion price adjustment on the Debentures was triggered, further lowing the conversion price to $8.59. As of May 9, 2008, the Debentures are convertible into an aggregate of 465,656 shares of common stock, after eliminating fractional shares.

The Debentures generally provide for customary events of default, which could result in acceleration of all amounts owed, including default in required payments, failure to pay when due, or the acceleration of, other monetary obligations for indebtedness (broadly defined) in excess of $1 million (subject to certain exceptions), failure to observe or perform covenants or agreements contained in the transaction documents, including covenants relating to using the net proceeds, maintaining legal existence, prohibiting the sale of material assets outside of the ordinary course, prohibiting cash dividends and distributions, share repurchases, and certain payments to our officers and directors. We generally have the right, but not the obligation, to redeem the unpaid principal balance of the Debentures at any time prior to conversion if the closing price of our common stock (as adjusted for stock dividends, subdivisions or combinations) is equal to or above $16.00 per share for each of 20 consecutive trading days and certain other conditions are met. We have also agreed to provide certain piggyback and demand registration rights, until two years after the Debentures cease to be outstanding, to the holders under the Securities Act of 1933 relating to the shares of common stock issuable upon conversion of the Debentures.

We are also subject to restrictive covenants and other obligations, including financial covenants, under the terms of our three-year subordinated secured term loan as described under “Selling Shareholders” above and under the terms of our senior revolving credit facility.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Co., (212) 509-4000, extension 206.

ANTI-TAKEOVER EFFECTS OF SOME PROVISIONS

Our restated articles of incorporation, our restated bylaws and Missouri law contain provisions that could have the effect of delaying, deferring or preventing a change in control of us by various means such as a tender offer or merger not approved by our board of directors. These provisions are designed to enable our board of directors, particularly in the initial years of our existence as an independent, publicly-owned company, to develop our business in a manner that will foster its long-term growth without the potential disruption that might be entailed by the threat of a takeover not deemed by our board of directors to be in our best interests and the best interests of our shareholders.

The description set forth below is intended as a summary of these provisions only, and we refer you to the actual provisions of our articles of incorporation and bylaws, forms of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Limitations on Changes in Board Composition and Other Actions by Shareholders

Our articles of incorporation and our bylaws provide that the number of directors will be fixed from time to time exclusively by our board but shall consist of not less than three directors. Currently, our board of directors is comprised of five directors.

Missouri law provides that, unless a corporation’s articles of incorporation or bylaws provide otherwise, the holders of a majority of the corporation’s voting stock may remove any director from office. Our articles of incorporation provide that (1) any director, or the entire board of directors may be removed from office only for cause and by the affirmative vote of the holders of record of outstanding shares representing not less than two-thirds of all of the then outstanding shares of our capital stock and (2) any director may be removed from office for cause by the affirmative vote of a majority of the entire board of directors, as provided by law. Our articles of incorporation and our bylaws also provide that any director may be removed from office by the affirmative vote of a majority of the entire board of directors in the event that the director fails to meet any qualifications for election as a director stated in the bylaws or in the event that the director is in breach of any agreement between the director and us relating to the director’s service as a director or our employee. Missouri law also provides that, unless a corporation’s articles of incorporation or bylaws provide otherwise, all vacancies on a corporation’s board of directors, including any vacancies resulting from an increase in the number of directors, may be filled by a majority of the directors then in office, although less than a quorum, until the next election of directors by the shareholders. Our articles of incorporation provide that, subject to any rights of holders of our preferred stock, vacancies may be filled only by a majority of the remaining directors.

Under our bylaws, only persons who are nominated by or at the direction of our board, or by a shareholder who has given notice in accordance with our bylaws, which generally requires notice not less than 90 days nor more than 120 days prior to a meeting at which directors are to be elected, will be eligible for election as directors at that meeting. If, however, we give less than 100 days’ notice of the meeting to the shareholders, then we must receive notice from a shareholder not later than the tenth day following the day on which we mailed or provided notice of the meeting. Our bylaws also establish advance notice procedures with regard to other matters which any shareholder may desire to be brought before any meeting of shareholders.

Missouri law provides that special meetings of shareholders may be called by the board of directors or by such other person or persons as may be authorized by a corporation’s articles of incorporation or bylaws. Our bylaws provide that special meetings of our shareholders may be called by the Chairman of the Board, our Chief Executive Officer, shareholders holding at least two-thirds of our voting power or the affirmative vote of a majority of the entire board of directors. Our bylaws also provide that the proposed purposes of any special meeting of our shareholders shall be specified in the notice of meeting.

Missouri law and our bylaws provide that any action by written consent of shareholders in lieu of a meeting must be unanimous.

The provisions of our articles of incorporation and bylaws with respect to the advance notice requirements for director nominations or other proposals of shareholders, the requirement of unanimity for shareholder action by written consent, and the limitations on the ability of shareholders to increase the size of the board, remove directors and fill vacancies, will have the effect of making it more difficult for shareholders to change the composition of our board or otherwise to bring a matter before shareholders without our board’s consent and thus will reduce our vulnerability to an unsolicited takeover proposal.

Preferred and Common Stock

Our articles of incorporation authorize our board to establish and issue shares of preferred stock in one or more series, and to determine by resolution, with respect to any series of preferred stock, the voting powers (full, limited, or eliminated), and those designations, preferences and relative, participating, optional or other special rights and those qualifications, limitations or restrictions thereof, including liquidation preferences, dividend rights, conversion rights and redemption provisions. Moreover, the number of authorized but unissued shares will provide us with the ability to meet future capital needs and to provide shares for possible acquisitions and stock dividends or stock splits.

We believe that the preferred stock will provide us with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. Having such authorized shares available for issuance will allow us to issue shares of preferred stock without the expense and delay of a special shareholders’ meeting. The authorized and unissued shares of preferred stock, as well as the authorized and unissued shares of our common stock, will be available for issuance without further action by shareholders, unless such action is otherwise required by applicable law, by Nasdaq or by any stock exchange or listing service relating to our stock. Although our board has no intention at the present time of doing so, it could issue a series of preferred stock that could, subject to certain limitations imposed by law, depending on the terms of that series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue preferred shares based on its judgment as to our best interests and our then-existing shareholders at the time of the issuance. Our board of directors, in so acting, could issue preferred stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then market price of such stock.

Amendment of Certain Provisions of Bakers’ Articles and Bylaws

Our articles of incorporation provide that our bylaws may only be amended or repealed by a majority of our entire board of directors. Except as otherwise provided, any amendment of our articles of incorporation requires a vote of a majority of the outstanding shares of our capital stock entitled to vote. Amendment of the provisions of our articles of incorporation relating to the following areas requires the vote of two-thirds of the outstanding shares of our capital stock entitled to vote:

•	business combinations;

•	the directors of the corporation;

•	the bylaws of the corporation;

•	the limitation of directors’ liability for monetary damages for breach of fiduciary duties, subject to Missouri law; and

•	amendment of the articles of incorporation.

Statutory Provisions

We are subject to the business combination provisions under Missouri law, which allow our board of directors to retain discretion over the approval of certain business combinations, except that, in our articles of incorporation, we have excluded from the limitations in the statute any business combination with those of our shareholders who are considered “interested shareholders” under Missouri law as of April 1, 2002. Missouri law also permits our board of directors to consider the interests of non-shareholder constituencies in connection with acquisition proposals. These provisions may make it more difficult for there to be a change in control of us or for us to enter into certain business combinations than if we were not subject to those sections. In our bylaws, we have elected to not be subject to the control shares acquisition provision under Missouri law, which would deny an acquiror voting rights with respect to any shares of voting stock which increase its equity ownership to more than specified thresholds.

PLAN OF DISTRIBUTION

The selling shareholders, which as used herein includes donees, pledgees, transferees, assignees and successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded, in the over-the-counter market, in private transactions or otherwise. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The shares of our common stock or the interests therein may also be sold from time to time directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or who may acquire shares as principals.

The selling shareholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date of this prospectus;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through broker-dealers who may agree to sell a specified number of such shares at a stipulated price per share;

•	underwritten offerings;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. For a discussion of the securities held by the selling shareholders and certain relationships of such persons to us, see “Selling Shareholders” which is incorporated herein by reference. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities.

To the extent required, the shares of our common stock to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

If the shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts and commissions and agent commissions. We have agreed to indemnify the selling shareholders against specified liabilities, including specified liabilities under the Securities Act relating to the registration, and such selling shareholders agreed to indemnify us against certain liabilities, including specified liabilities under the Securities Act. The selling shareholders may sell all, some or none of the shares offered by this prospectus or interests therein.

We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) all of the registrable securities have been sold, (2) all of the securities cease to be “registrable securities” under the Registration Rights Agreement dated February 1, 2008, or (3) February 1, 2010. Securities cease to be “registrable securities” upon (i) a sale pursuant to this registration statement or Rule 144 under the Securities Act, or similar rule, which results in the securities sold no longer being deemed restricted securities, or (ii) such security becoming eligible for sale under Rule 144 without volume limitation, manner of sale or current information requirements, but only to the extent that we have caused (or offered to cause) the certificates representing such shares to be reissued without restrictive legend.

LEGAL MATTERS

The validity of the shares of common stock offered hereby and certain legal matters in connection with the offering will be passed upon for us by Bryan Cave LLP.

EXPERTS

The  financial statements of Bakers Footwear Group, Inc. at February 2, 2008 and February 3, 2007, and for each of the three years in the period ended February 2, 2008, incorporated by reference in this prospectus and elsewhere in the registration statement of which this prospectus is a part have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 2 to the financial statements) incorporated by reference herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

400,000 Shares

Common Stock

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PROSPECTUS

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No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer of any securities other than those to which it relates or any offer to sell, or a solicitation of any offer to buy, those to which it relates in any state to any person to whom it is not lawful to make such offer in such state. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date or that there has been no change in the affairs of the Company since such date.

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The date of this prospectus is May 21, 2008